Exhibit 99.1

Kensey Nash Reports Fourth Quarter and Fiscal Year 2006 Results Including Record Fourth Quarter Sales and Revenues

Earnings per Share at High End of Previously Announced Estimates

          EXTON, Pa., Aug. 21 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported results for its fourth quarter of fiscal year 2006, which were at the high end of previously announced estimates.

          Fourth Quarter Results.   Fourth quarter pro forma diluted earnings of $0.26 per share, excluding facility transition charges and equity compensation expense (see below), were at the high end of previously announced expectations of $0.24 to $0.26 per share and represented 22% sequential growth over pro forma earnings per share for the March 2006 quarter.  Reported diluted earnings per share for the quarter were $0.21.  Total revenues of $18.4 million increased 17% sequentially over the March 2006 quarter of $15.7 million and 13% over the prior year comparable quarter of $16.3 million, and exceeded the Company’s guidance range of $16.8 to $17.6 million.  Total net sales were stronger than expected and increased 16% year over year and 25% sequentially to $12.5 million compared to $10.7 million in the prior year period and $10.0 million in the March 2006 quarter.  Royalty income increased 6%, to $5.9 million, from $5.6 million in the prior year comparable period. Royalty income included $5.1 million in Angio-Seal(TM) royalties, up 3% from the comparable quarter of the prior fiscal year, and $806,000 in royalties from Orthovita (Nasdaq: VITA), up 30% from the prior year period. Pro forma gross margin was 54% in the fourth quarter 2006, down sequentially from 58% in the March quarter.  This unfavorable margin trend, despite the sequential increase in sales, relates to obsolescence charges for process and raw material changes in one specific collagen product as well as unfavorable manufacturing variances related to production start-up of the three new products within the endovascular product line, both of which totaled approximately $490,000.

          During the fourth quarter ended June 30, 2006 and 2005, the Company recognized facility transition costs of $605,000 and $813,000, respectively. These charges consisted of $390,000 in accelerated depreciation charges and $215,000 in moving costs in the fourth quarter of fiscal 2006 and $813,000 in accelerated depreciation charges in the fourth quarter of fiscal 2005.  In addition, total equity compensation expense of $642,000 was recorded in the current quarter, as is now required by the applicable accounting rules.  On a pro forma basis, excluding these charges, earnings per share were $0.26 compared to $0.33 in the prior year comparable period.

          The following chart summarizes the Company’s results for the three months ended June 30, 2006, compared to the prior year period, the three months ended June 30, 2005, as well as the sequential period, the three months ended March 31, 2006.  See attached schedules for the detailed reconciliation between the non-GAAP and reported GAAP results.

	Three months ended June 30,		Year over Year % Change	Three months ended March 31, 2006	Sequential % Change

($ millions, except per share data)	2006	2005

Net Sales	$12.5	$10.7	16%	$10.0	25%
Royalty Income	$5.9	$5.6	6%	$5.7	4%
Total Revenues	$18.4	$16.3	13%	$15.7	17%
Income from Operations, As Reported	$3.0	$4.0	(26)%	$2.2	37%
Adjust for:
Facility Transition Charges	$0.6	$0.8	(26)%	$0.5	18%
Equity Compensation Expense	$0.6	$0.1	521%	$0.6	(1)%
Income from Operations, Pro forma	$4.3	$5.0	(14)%	$3.4	27%
Earnings Per Share, As Reported	$0.21	$0.27	(22)%	$0.15	47%
Earnings Per Share, Pro forma	$0.26	$0.33	(22)%	$0.21	22%

          Biomaterials Update.

          Orthopaedic Sales - Net sales of orthopaedic products, which were $6.1 million in the fourth quarter of fiscal 2006, increased 32% over the prior year fourth quarter and 9% sequentially.  Orthopaedic sales included $4.4 million of sales to Arthrex, Inc., representing a 39% increase over the March quarter and a 28% increase over the prior year comparable quarter.  These increases were partially related to new product introductions by Arthrex as well as solid growth in their existing product lines.

          Sales of Vitoss(R) Foam(TM) products to Orthovita, Inc. were $872,000, a 30% decrease from the March quarter sales of $1.2 million and a 4% increase compared to $836,000 in the prior year period.  Sequentially, this decrease is primarily due to timing of shipments between quarters.  As previously reported by the Company, Orthovita Vitoss(R) Foam(TM) product sales were expected to decrease year over year due to prior year new product launches which resulted in large volumes of products shipped to Orthovita which, for some products, continues to flow through the distribution channels.  As evidenced by combined third and fourth quarter sales to Orthovita,  which totaled $2.1 million compared to the combined first and second quarter sales of $1.1 million, the Company is seeing a return to growth in its shipments to Orthovita.  Also, Orthovita’s end-user sales of the Vitoss(R) Foam(TM) products increased 45% over the prior year, indicating continuing strong sales in the marketplace.

          In the third quarter, new orthopaedic customer product lines were launched which generated sales of $1.1 million and in our fourth quarter accounted for an additional $1.1 million of sales.  These sales are primarily stocking orders for product launches and the Company does not expect to see this level of sales in the first quarter of fiscal 2007.  In the coming months, the Company expects to gain better visibility regarding how future sales of these new products will contribute to the growth of our biomaterials business.

          Cardiology Sales - Net sales of cardiology products during the quarter were $5.0 million, a 14% increase from the prior year and a 52% increase sequentially over the third quarter of fiscal 2006.  These increases related to the timing of shipments of the Angio-Seal(TM) collagen plug and anchor components to St. Jude Medical, as third quarter sales had been down compared to the sequential and year-over-year periods.

          Endovascular Update.

          Net sales of endovascular products were $432,000 during the quarter, and included $366,000 of U.S. sales, a 181% sequential increase over the March quarter.  This increase was the result of the successful market launch of the company’s recently FDA-cleared QuickCat(TM) Extraction Catheter. The company received FDA clearance for a new mechanical thrombectomy product, the ThromCat(TM) System, in the June quarter and received FDA clearance for a second generation embolic protection device, the TriActiv FX(R) System, in July 2006. The company initiated the launch of the TriActiv FX(R) device in late July and expects to formally launch the ThromCat(TM) device in October 2006. All three products will be sold in the U.S. via the company’s direct Endovascular sales force.

          In Europe, the QuickCat(TM) device received CE Mark approval in the June 2006 quarter and the product was launched in August 2006.  The Company is awaiting CE Mark approval for the ThromCat(TM) device.  The Company is also seeking CE Mark approval for the TriActiv(R) ProGuard(TM) System, a new version of the TriActiv(R) System that incorporates a Local Flush and eXtraction (LFX) technology designed for use in branched arteries, during carotid stenting procedures. The Company anticipates a launch of the ProGuard(TM) System for use in carotid arteries in the second half of the current fiscal year. The carotid market represents an important annual market opportunity of over 500,000 people who suffer from carotid artery disease.

          CEO Comments on Results.   “We are very pleased with the results of the fourth quarter,” stated Mr. Joseph Kaufmann, President and CEO of Kensey Nash Corporation.  “Not only did the biomaterials business show 23% sequential growth over the March quarter and 16% year-over-year growth, but sales of our endovascular products, specifically the newly launched QuickCat(TM) device, were strong. We are excited about the initial QuickCat(TM) success along with the recent FX launch and the upcoming ThromCat(TM) introduction in the U.S. and Europe.  Both our biomaterials and endovascular platforms are well positioned for growth in fiscal 2007.”

          Fiscal Year 2006 Results.   The following table summarizes the results for the Company for the fiscal year ended June 30, 2006 compared to the fiscal year ended June 30, 2005.  See attached schedules for the detailed reconciliation between the non-GAAP and reported GAAP results.

	Fiscal Year Ended June 30,		Year over Year % Change

($ millions, except per share data)	2006	2005

Net Sales	$37.9	$40.4	(6)%
Royalty Income	$22.5	$20.8	9%
Total Revenues	$60.4	$61.4	(2)%
Income from Operations, As Reported	$3.5	$16.8	(79)%
Adjust for:
Facility Transition Charges	$4.7	$0.8	482%
Equity Compensation Expense	$2.4	$0.8	208%
Income from Operations, Pro forma	$10.6	$18.4	(42)%
Earnings Per Share, As Reported	$0.30	$1.06	(72)%
Earnings Per Share, Pro forma	$0.68	$1.15	(41)%

          Total revenues for the 2006 fiscal year were $60.4 million compared to $61.4 million in the prior year period.  Net sales were $37.9 million, down 6% from $40.4 million in the prior fiscal year.  Royalty income increased 9% to $22.5 million from $20.8 million.  Royalty income included $19.6 million in Angio-Seal(TM) royalties, up 6% from the prior fiscal year, and $2.9 million in royalties from Orthovita, up 29% from the prior year period.

          The primary reason for the decrease in sales was a decrease of 55%, or $4.0 million, in product sales to Orthovita.  As anticipated and previously reported by the Company, this decrease was related to filling the pipeline for Orthovita Vitoss(R) Foam(TM) product launches in the prior year.  As mentioned previously, with the combined sales of the third and fourth quarters, it is evident that the Company is beginning to see a return to growth in its shipments to Orthovita.

          As described above, in fiscal year 2006 the Company recognized both accelerated depreciation charges of $4.2 million and moving costs of $540,000 related to its transition to a new facility.  In fiscal year 2005, $813,000 in accelerated depreciation charges were recognized related to this same transition.  In addition, equity compensation expense of $2.4 million was recorded in fiscal year 2006, as is now required by the applicable accounting rules.  On a pro forma basis, excluding these charges, diluted earnings per share were $0.68 compared to $1.15 in the prior year comparable period.  The reported diluted earnings per share for the fiscal year ended June 30, 2006 were $0.30 compared to $1.06 in the prior fiscal year.

          Cash and investments on Kensey Nash’s balance sheet as of June 30, 2006 were $27.1 million, total assets were $130.2 million, stockholder’s equity was $113.2 million and long-term debt related to our mortgage on our new facility was $8.0 million.

          Facility Transition Plan.   In conjunction with its move to a new 198,000- square-foot facility which had been phased throughout fiscal year 2006, the Company recorded an acceleration of depreciation charge related to the abandonment of leasehold improvement assets at its four leased facilities. The total value of assets abandoned was $4.9 million at April 30, 2005, of which a charge of $813,000 was recorded in the prior fiscal year.  During the three months and year ended June 30, 2006, the Company recorded a pre-tax $390,000 and $4.2 million, or $0.01 and $0.22 per share tax-effected, charge for the acceleration of depreciation, respectively.  Accelerated depreciation costs for the transition to the new facility have been fully expensed, therefore no additional costs will be incurred in fiscal 2007.  In addition, moving charges associated with the transition to the new facility of approximately $540,000, or $0.03 per share tax-effected, were incurred during the Company’s fiscal year.

          Equity Compensation Expense.   Since the beginning of fiscal year 2006, the Company has been accounting for equity compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), which requires the cost of share-based payment transactions to be recognized in the financial statements.  The Company recorded a charge of $642,000 and $2.4 million, or $0.02 and $0.13 per share tax-effected, related to equity compensation for the three months and fiscal year ended June 30, 2006, respectively.

          First Quarter Fiscal 2007 Forecast.   The Company’s expectations for the first fiscal quarter are net sales in a range of $10.0 to $10.5 million, an increase of 33% to 40% year over year, royalties in a range of $5.5 to $5.7 million, an increase of 5% to 9%, and pro-forma earnings per share to be in a range of $0.14 to $0.15, an increase of 40% to 50% over the prior year first quarter.  As reported earnings per share, including equity compensation expense, are expected be in a range of $0.10 to $0.11.

          Conference Call and Webcast.   A live webcast of the fourth quarter and fiscal year 2006 conference call will be broadcast August 21, 2006 at 9:00 AM Eastern Daylight Time.  Please visit the financial information page at http://www.kenseynash.com for the link.  To participate in the conference call, interested parties may call 1-612-332-1025.  The teleconference call will also be available for replay starting Monday, August 21, 2006 at 12:30 p.m. Eastern Daylight Time through Monday, August 28, 2006 at 11:59 p.m. Eastern Daylight Time by dialing 1-800-475-6701 with an access code of 838277.

          About Kensey Nash Corporation.   Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures.  The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets.  Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies.  Kensey Nash has also commercialized a series of innovative embolic protection and thrombectomy products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

          Cautionary Note for Forward-Looking Statements.   This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s guidance regarding operating results for the first quarter of fiscal year 2007.  The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the ability of the Company and its customers to obtain necessary regulatory approvals (including future regulatory approvals for the TriActiv(R) and thrombectomy product pipelines) and the timing thereof, the Company’s dependence on three major customers:  St. Jude Medical, Arthrex and Orthovita, St. Jude Medical’s success in marketing the Angio-Seal(TM) device, Orthovita’s success in selling co-developed products, demand for and the Company’s ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, sales and marketing success of the TriActiv(R) System, and competition from other technologies in the marketplace.  For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2006	2005	2006	2005

Revenues:
Net sales	$12,453,607	$10,704,641	$37,878,055	$40,369,453
Research and development	—	—	—	253,292
Royalty income	5,914,483	5,582,344	22,518,696	20,753,169
Total revenues	18,368,090	16,286,985	60,396,751	61,375,914
Operating costs and expenses:
Cost of products sold	6,058,419	5,447,383	20,645,091	17,654,147
Research and development	4,491,249	3,375,273	18,990,302	15,130,679
Selling, general and administrative	4,813,807	3,429,368	17,259,159	11,794,731
Total operating costs and expenses	15,363,475	12,252,024	56,894,552	44,579,557
Income from operations	3,004,615	4,034,961	3,502,199	16,796,357
Interest and other income, net	190,006	299,667	1,053,935	1,294,499
Pre-tax income	3,194,621	4,334,628	4,556,134	18,090,856
Income tax expense	525,965	1,032,617	838,457	5,159,486
Net income	$2,668,656	$3,302,011	$3,717,677	$12,931,370
Basic earnings per share	$0.23	$0.29	$0.32	$1.13
Diluted earnings per share	$0.21	$0.27	$0.30	$1.06
Weighted average common shares outstanding	11,563,712	11,384,061	11,493,558	11,412,025
Diluted weighted average common shares outstanding	12,443,519	12,072,999	12,319,341	12,184,949

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2006	June 30, 2005

Assets
Current assets:
Cash, cash equivalents and investments	$27,127,992	$44,889,435
Restricted cash	1,000,809	—
Trade receivables	6,396,165	7,863,940
Other receivables	6,942,480	6,594,240
Inventory	7,209,286	5,657,791
Prepaids and other assets	1,427,303	3,568,141
Deferred tax asset, current	1,849,513	656,047
Total current assets	51,953,548	69,229,594
Property, plant and equipment, net	63,250,526	38,607,641
Other non-current assets	14,987,194	7,837,233
Total assets	$130,191,268	$115,674,468
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,391,130	$10,811,430
Deferred revenue	203,351	271,681
Total current liabilities	7,594,481	11,083,111
Long-term portion of deferred revenue	795,830	738,719
Long-term portion of debt	8,000,000	—
Deferred tax liability, non-current	523,487	—
Other non-current liabilities	85,834	—
Total stockholders’ equity	113,191,636	103,852,638
Total liabilities and stockholders’ equity	$130,191,268	$115,674,468

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	Non-GAAP Adjustments

	As Reported Three Months Ended June 30, 2006	Acceleration of Depreciation and Moving Costs 2006	Equity Compensation Expense 2006	Pro forma Three Months Ended June 30, 2006

	(Unaudited)
Revenues:
Net sales	$12,453,607	$—	$—	$12,453,607
Research and development	—	—	—	—
Royalty income	5,914,483	—	—	5,914,483
Total revenues	18,368,090	—	—	18,368,090
Operating costs and expenses:
Cost of products sold	6,058,419	(291,162)	(53,271)	5,713,986
Research and development	4,491,249	(229,809)	(234,014)	4,027,426
Selling, general and administrative	4,813,807	(84,239)	(354,702)	4,374,866
Total operating costs and expenses	15,363,475	(605,210)	(641,987)	14,116,278
Income from operations	3,004,615	605,210	641,987	4,251,812
Interest and other income, net	190,006	—	—	190,006
Pre-tax income	3,194,621	605,210	641,987	4,441,818
Income tax expense	525,965	349,659	370,907	1,246,532
Net income	$2,668,656	$255,551	$271,080	$3,195,286
Basic earnings per share	$0.23	$0.02	$0.02	$0.28
Diluted earnings per share	$0.21	$0.02	$0.02	$0.26
Weighted average common shares outstanding	11,563,712	11,563,712	11,563,712	11,563,712
Diluted weighted average common shares outstanding	12,443,519	12,443,519	12,443,519	12,443,519

	Non-GAAP Adjustments

	As Reported Twelve Months Ended June 30, 2006	Acceleration of Depreciation and Moving Costs 2006	Equity Compensation Expense 2006	Pro forma Twelve Months Ended June 30, 2006

	(Unaudited)
Revenues:
Net sales	$37,878,054	$—	$—	$37,878,054
Research and development	—	—	—	—
Royalty income	22,518,696	—	—	22,518,696
Total revenues	60,396,750	—	—	60,396,750
Operating costs and expenses:
Cost of products sold	20,645,091	(2,512,043)	(179,156)	17,953,892
Research and development	18,990,301	(1,548,179)	(852,888)	16,589,234
Selling, general and administrative	17,259,158	(673,573)	(1,326,804)	15,258,781
Total operating costs and expenses	56,894,550	(4,733,795)	(2,358,848)	49,801,907
Income from operations	3,502,200	4,733,795	2,358,848	10,594,843
Interest and other income, net	1,053,935	—	—	1,053,935
Pre-tax income	4,556,135	4,733,795	2,358,848	11,648,778
Income tax expense	838,457	1,609,490	802,008	3,249,956
Net income	$3,717,678	$3,124,305	$1,556,840	$8,398,823
Basic earnings per share	$0.32	$0.27	$0.14	$0.73
Diluted earnings per share	$0.30	$0.25	$0.13	$0.68
Weighted average common shares outstanding	11,493,558	11,493,558	11,493,558	11,493,558
Diluted weighted average common shares outstanding	12,319,341	12,319,341	12,319,341	12,319,341

Non-GAAP Financial Measures and Reconciliations (Continued)

	Non-GAAP Adjustments

	As Reported Three Months Ended June 30, 2005	Acceleration of Depreciation and Moving Costs 2005	Equity Compensation Expense 2005	Pro forma Three Months Ended June 30, 2005

	(Unaudited)
Revenues:
Net sales	$10,704,641	$—	$—	$10,704,641
Research and development	—	—	—	—
Royalty income	5,582,344	—	—	5,582,344
Total revenues	16,286,985	—	—	16,286,985
Operating costs and expenses:
Cost of products sold	5,447,383	(440,126)	—	5,007,257
Research and development	3,375,273	(301,827)	(50,595)	3,022,851
Selling, general and administrative	3,429,368	(70,962)	(52,865)	3,305,541
Total operating costs and expenses	12,252,024	(812,915)	(103,460)	11,335,649
Income from operations	4,034,961	812,915	103,460	4,951,336
Interest and other income, net	299,667	—	—	299,667
Pre-tax income	4,334,628	812,915	103,460	5,251,003
Income tax expense	1,032,617	193,657	24,647	1,250,920
Net income	$3,302,011	$619,258	$78,813	$4,000,083
Basic earnings per share	$0.29	$0.05	$0.01	$0.35
Diluted earnings per share	$0.27	$0.05	$0.01	$0.33
Weighted average common shares outstanding	11,384,061	11,384,061	11,384,061	11,384,061
Diluted weighted average common shares outstanding	12,072,999	12,072,999	12,072,999	12,072,999

	Non-GAAP Adjustments

	As Reported Twelve Months Ended June 30, 2005	Acceleration of Depreciation and Moving Costs 2005	Equity Compensation Expense 2005	Pro forma Twelve Months Ended June 30, 2005

	(Unaudited)
Revenues:
Net sales	$40,369,453	$—	$—	$40,369,453
Research and development	253,292	—	—	253,292
Royalty income	20,753,169	—	—	20,753,169
Total revenues	61,375,914	—	—	61,375,914
Operating costs and expenses:
Cost of products sold	17,654,147	(440,126)	—	17,214,021
Research and development	15,130,679	(301,827)	(241,800)	14,587,052
Selling, general and administrative	11,794,731	(70,962)	(522,827)	11,200,942
Total operating costs and expenses	44,579,557	(812,915)	(764,627)	43,002,015
Income from operations	16,796,357	812,915	764,627	18,373,899
Interest and other income, net	1,294,499	—	—	1,294,499
Pre-tax income	18,090,856	812,915	764,627	19,668,398
Income tax expense	5,159,486	231,842	218,071	5,609,399
Net income	$12,931,370	$581,073	$546,556	$14,058,999
Basic earnings per share	$1.13	$0.05	$0.05	$1.23
Diluted earnings per share	$1.06	$0.05	$0.04	$1.15
Weighted average common shares outstanding	11,412,025	11,412,025	11,412,025	11,412,025
Diluted weighted average common shares outstanding	12,184,949	12,184,949	12,184,949	12,184,949

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses.  These non-GAAP adjustments are provided to enhance the user’s overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for equity compensation expense and an acceleration of depreciation charge and moving costs.  The Company has excluded the impact of equity compensation related to adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which became effective for the Company July 1, 2005 and the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006. For the period ending June 30, 2006 equity compensation has been and will continue to be included in the Company’s consolidated results of operations. The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. Both of these non-GAAP measures are non-cash charges and will have no impact on the cash flows of the Company.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the adoption of FAS 123(R) and the acceleration of depreciation charge related to the transition to the new facility.  Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

SOURCE  Kensey Nash Corporation
          -0-                                                  08/21/2006
          /CONTACT:  Joseph W. Kaufmann, President and Chief Executive Officer of Kensey Nash Corporation, +1-484-713-2100/
          /Web site:  http://www.kenseynash.com /